EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM’S CONSENT

Blonder Tongue Laboratories, Inc.

We consent to the incorporation by reference in the Registration Statements of Blonder Tongue Laboratories, Inc. on Form  S-3 (File No. 333-53045 ) and Form S-8 (File Nos. 333-15039, 333-52519, 333-37670, 333-96993, 333-111367 and 333-126064) of our report dated March 28, 2008 with respect to our audits of the consolidated financial statements and schedule of Blonder Tongue Laboratories, Inc. as of December 31, 2007, 2006 and 2005 and for the years then ended appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the heading "Experts" in each such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
March 28, 2008